Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-197711) of our report dated June 21, 2024, with respect to the financial statements and supplemental schedule of Harris Teeter Supermarkets Inc. Retirement and Savings Plan included in this Annual Report on Form 11-K for the year ended December 31, 2023.

/s/ Forvis Mazars, LLP

Charlotte, North Carolina

June 21, 2024